UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 5, 2009
DEALERTRACK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51653	52-2336218

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Marcus Ave., Suite M04, Lake Success, NY	11042

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 516-734-3600
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-99.1: PRESS RELEASE

Item 2.05 Costs Associated with Exit or Disposal Activities.
     In response to the continued decline in U.S. car sales and the number of vehicles financed, together with the uncertain outlook for 2009, on January 5, 2009, the DealerTrack Holdings, Inc. (the “Company”) announced that it had initiated a plan to streamline its operating costs. As part of this plan, the Company will reduce its workforce by approximately 90 positions, or roughly 8% of its workforce, including several executive and senior-level positions. The Company expects to record a charge between $6.8 and $7.8 million relating to severance and other employee termination costs in the first quarter of 2009 in connection with the workforce reduction. Between $3.3 and $3.8 million of this charge will result in cash expenditures. A copy of the Company’s press release announcing the information is attached as Exhibit 99.1 to this filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     As part of the workforce reduction discussed under Item 2.05 above, Robert Cox, Senior Vice President and Chief Financial Officer and David Trinder, Senior Vice President, Network Solutions will be leaving the Company. Mr. Cox is expected to depart on or about February 28, 2009 after assisting the Company in filing its Annual Report on Form 10-K. Mr. Trinder’s last day with the Company was January 5, 2009. Eric Jacobs, Senior Vice President and General Counsel, has been appointed Senior Vice President and Chief Administrative Officer. In addition, Mr. Jacobs will be named Chief Financial Officer upon Mr. Cox’s departure.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
No.	Description
99.1	Registrant’s Press Release dated January 5, 2009.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 8, 2009

DealerTrack Holdings, Inc.
By:	/s/ Mark F. O’Neil
Mark F. O’Neil
Chief Executive Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Registrant’s Press Release dated January 5, 2009.